Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER NUTRITION TO SELL WEIDER® BRAND ASSETS

Salt Lake City, Utah, August 18, 2004: Weider Nutrition International, Inc. (NYSE: WNI) today announced that it has reached an agreement in principle to sell certain assets of its Active Nutrition Unit relating to its Weider® branded business domestically and internationally to Weider Health and Fitness, a privately held company headquartered in California and the majority stockholder of Weider Nutrition International. The terms provide for a purchase price of approximately $7.6 million in exchange for assets relating to the domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of the company's international subsidiaries related to the international Weider branded business, and the assumption of certain associated liabilities by Weider Health and Fitness. The final purchase price is subject to upward or downward adjustment based upon the determination of the divested business’ final working capital balance.
For the fiscal year ended May 31, 2004, the Weider branded business generated net sales of approximately $28.0 million and incurred an operating loss of approximately $3.0 million (excluding certain indirect costs primarily consisting of general and administrative expenses). At the proposed purchase price, the company would anticipate recognizing a pre-tax loss of approximately $0.8 million relating primarily to the write-down of certain intangible and other long-term assets (excluding advisory, legal and other related costs associated with the transaction and subject to final foreign currency exchange rates).
The terms of the proposed transaction also provide that the parties will enter into separate agreements whereby the company will receive fees for providing certain general and administrative, research and development, and logistics services to Weider Health and Fitness. The term of the service agreements will be for a one year period, with an option for one additional year at Weider Health and Fitness’ election.

The company has formed a Special Committee of its board of directors to negotiate, review and finalize the potential transaction, including the evaluation of any other proposals for the Weider branded business received by the company. The Special Committee is comprised of the independent directors H. F. Powell, Brian McDermott and Cynthia Watts. The potential transaction would be subject to customary terms and conditions, including among other matters, the negotiation and execution of a definitive purchase agreement, the receipt by the company of a fairness opinion from the Special Committee’s investment banker, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and the approval of the boards of directors of both the company and Weider Health and Fitness. The parties anticipate closing the transaction in the company’s fiscal 2005 second quarter.
Bruce Wood, president and chief executive officer, stated, "The sale of the Weider branded business will allow us to focus additional resources on our profitable core businesses: the Schiff® nutritional supplements brand, which includes the market-leading Schiff® Move Free® product line; and the Germany-based Haleko business, which includes our Multipower® and Multaben brands."

Conference Call Information
Weider Nutrition International will hold a conference call on August 19, 2004 at
11 a.m. ET to discuss its fiscal 2004 fourth quarter and year-end results, at which time it will also discuss the transaction announced by this press release. The U.S. domestic access number is (888) 803-8271. International participants should dial (706) 634-2467. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com or http://www.weidernutrition.biz/corporate/press-releases.asp. If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 9263984. The telephone replay will be available through August 23, 2004 and the webcast through September 8, 2004.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to reach a definitive agreement with Weider Health and Fitness regarding the sale of certain Weider branded assets, the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully relaunch brands in our Haleko Unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).